Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Scholar Rock Holding Corporation for the registration of common stock, preferred stock, debt securities, warrants and units and to the incorporation by reference therein of our report dated March 19, 2024, with respect to the consolidated financial statements of Scholar Rock Holding Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
October 4, 2024